EXHIBIT 99.1


UPDATE ON ACQUISITION OF ENERGY SAVINGS PROJECT IN CHINA BY RIM HOLDINGS Monday August 23, 9:53 am ET

NEW YORK, Aug. 23 /Xinhua-PRNewswire-FirstCall/ -- Rim Holdings, Inc. (OTC Bulletin Board: RIMI - NEWS) announced today that it has completed due diligence, audit and consolidation of accounts in respect of the acquisition of 50% stake in Starway. The following actions are scheduled to be taken by August 25, 2004.

    *  Change of name of Rim to China Energy Savings Technology, Inc
    *  Change of trading symbol from RIMI to CEST
    *  20 for 1 reverse stock split
    * Issuance of $120 million convertible promissory note eligible for conversion of 11,153,669 shares post reverse split) of Rim for closing the 50% Starway deal.

Starway holds 100% interest in Shenzhen Dicken Industrial Development Limited ("SDID"). The core business of SDID is the development, manufacture and sale of energy savings products in China. All the energy savings products have been patented in China. Due diligence has been completed by Rim on the above acquisition. SDID products and energy saving technology are leading in the industry. Different from other products found in the market that are hardware for stabilizing the voltage, SDID products are composed of smart chipsets developed by technicians and programmers from Canada and China over the last four years. The chipsets are used to form the new component, "Smart Module", an intelligence circuit control board. Used with hardware, the Smart Module helps stabilize the voltage. The savings is then 2 times other products in the market, ranging from 28% to 34% and even reaches 60% in some cases. As spurred by the record high oil prices around the globe and the coal price in China, both resources are in excess demand. Together with the economic wheel of China kept turning rapidly, the energy crisis in China can hardly be resolved in the next few years. The only solution that Chinese government has is energy savings. This explains why SDID's products are widely used and highly recommended amongst the Chinese authorities. The products have obtained government awards of achievement and relevant certificates. In order to further enhance its energy savings business, SDID contemplate investing and developing a wind energy project in Xinjiang Province, China by the end of 2004. The project has obtained preliminary approval of Xinjiang government and is enjoying taxation and land use privileges.

In view of the above, the net profit of Starway of 2002 since commencement of business of SDID is $1.79 million and that of 2003 is $8.9 million. From the audited management account, the net profit for the first 6 months of 2004 reached $13.1 million. The estimated net profit for the year 2004 will exceed $26 million. The PE ratio will be 14 basing on the total outstanding shares after the stock split and the closing price $0.75 of Rim as at August 20, 2004. The net profit is on the rise for the coming years.

About Rim Holdings. Inc.

Rim Holdings, Inc. was organized in Nevada on February 14, 2000. Prior to the transaction, Rim was a holding company holding all of the shares of Rimmer

Computers, Inc. Rimmer is an approved technical service provider for computer hardware and software system manufacturers such as Novell, Microsoft, IBM, Compaq, Hewlett Packard, Cisco and others. Following the transaction, Rim will hold all of the Starway shares acquired in the transaction, taking over the management right of Starway. Starway is engaged in the manufacturing and sales of advanced technology energy-saving products in the PRC. According to the test reports by various PRC authorities including National Center of Supervision & Inspection on Electric Light Source Quality (Shanghai) issued in September 2002 and Shenzhen Academy of Metrology & Quality Inspection issued in December 2002, the energy saving products of Shenzhen Dicken Group have the energy saving rates ranging from approximately 25% to 45%. The energy saving projects conducted by Starway Group mostly relate to public or street lighting systems, government administration units, shopping malls, supermarkets, restaurants, factories and oil fields, etc. There are small and large-scaled projects: the small-scaled projects relate to restaurants, shops and small arcades through the sale of equipment, and the large-scaled projects relate to large shopping malls, supermarkets, factories and public bodies through the provision and installation of equipment over a term usually extended for years.

For more information, please contact:
Ms Stella Sim (Tel.: 852 28913130),
Rim Holdings, Inc.

Statements contained in this press release that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the current views of management with respect to future events and are subject to certain risks, uncertainties and assumptions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof. Readers should carefully review the risks described in the 8-K/A the company filed on August 20, 2004 with the Securities and Exchange Commission for due diligence and the fiscal years ended December 31, 2003 and December 31, 2002. The unaudited financial statements for the first 6 months ended June 30, 2004 will be listed out in the 10Q to be filed shortly.


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